                                                                  EXHIBIT 99.(C)

                           SPECIAL SEVERANCE PROGRAM
                           -------------------------


          Triangle Pacific Corporation (the "Corporation") has adopted this Special Severance Program in order to encourage loyalty, continuity of service and productivity and to provide enhanced benefits to Eligible Employees (as hereinafter defined) should a Change in Control (as defined in the Triangle Pacific Corp. 1993 Long-Term Incentive Plan) occur as a result of action taken further to resolutions adopted by the Board of Directors on February 18, 1998, to explore, on a limited and confidential basis, a possible sale of the Corporation (the "Action"). Such Change in Control occurring as a result of the Action is hereinafter referred to as a "Transaction Change".

          1.  Effective Date.  This Special Severance Program shall
              --------------
automatically take effect only upon the occurrence of a Transaction Change. This Program shall not be construed as requiring the payment of severance or similar payments in the absence of a Transaction Change.

          2. Eligible Employees. All full time salaried employees of the
             ------------------
Corporation, or any subsidiary thereof (any corporation or other organization whether incorporated or unincorporated, which is directly or indirectly majority-owned or controlled by the Corporation, a "Subsidiary") who are employed by the Corporation or any Subsidiary upon the occurrence of a Transaction Change and whose employment is terminated within one year after the occurrence of such Transaction Change, except for any employees who i) have employment agreements with the Corporation dated March 8, 1995, ii) voluntarily separate from the Corporation, iii) do not accept an offer of similar position with the Corporation, a Subsidiary or a successor organization with comparable responsibilities and compensation in the same geographic area, iv) are included in a bargaining unit of employees represented by a labor organization for purposes of collective bargaining or v) whose employment terminates due to death or disability, are eligible to receive a Severance Payment (as hereinafter defined) pursuant to this Special Severance Program. Such employees who are eligible to receive a Severance Payment pursuant to this Special Severance Program are hereinafter called "Eligible Employee(s)".

          3.  Termination of Employment.  The Corporation will make a single
              -------------------------
lump-sum payment (the "Severance Payment") to each Eligible Employee whose employment with the Corporation, a Subsidiary or its or their successor is involuntarily terminated within one year after a Transaction Change. The Corporation, a Subsidiary or its successor as appropriate, will take appropriate deductions from such Severance Payments for required income and payroll tax withholding.

          4.  Severance Payment.  Severance Payments will equal two weeks' pay
              -----------------
for each full and fractional year of an eligible employee's service with the Corporation, a Subsidiary or its successor, as applicable, prior to the employee's termination in accordance herewith, subject to a maximum payment of 100 weeks' pay and further subject to a minimum payment of at least 2 weeks' pay. Notwithstanding anything to the contrary contained herein, each Eligible Employee who is a Vice President of the Corporation shall receive at least 26 weeks' pay as the Severance Payment pursuant to this Special Severance Program. For purposes of calculating the Severance Payment hereunder, an Eligible Employee's pay shall be his or her regular base salary as of the date of the occurrence of a Transaction Change or such employee's termination date, whichever is greater.

          5.  Continuation of Benefits.  The Corporation,  Subsidiary or its or
              ------------------------
their successor, as appropriate, shall also continue to provide medical, dental and group term life insurance benefits to an Eligible Employee who receives a Severance Payment in accordance with paragraph 4 hereof for the number of weeks equal to the number of weeks of pay for which the Severance Payment is calculated under paragraph 4, subject to the Eligible Employee's payment of any employee co-payment or contribution for such coverage as was required immediately prior to such employee's termination of employment. The continuation of medical and dental benefits hereunder shall not run concurrently with any Eligible Employee's right to continued medical coverage under COBRA.

          6.  No Contract of Employment.  Nothing contained in this Special
              -------------------------
Severance Program shall be deemed to give any Eligible Employee the right to be retained in the employ of the Corporation, any Subsidiary or its or their successor or to interfere with the right of the Corporation, a Subsidiary or its or their successor to discharge any such employee at any time. No person shall have any right to any benefits under the Special Severance Program, except to the extent expressly provided herein.

          7.  Amendment or Termination.  The Board of Directors may amend or
              ------------------------
terminate this Special Severance Program at any time, provided, however, that the Special Severance Program may not be terminated or amended on or after the date of the occurrence of a Transaction Change in any manner that reduces the potential benefits to be provided to eligible employees.


                                       2